Joint Filer Information


Name: Robert Ellin

Address: c/o Trinad Capital L.p. 153 East 53rd St., 48th Floor New York, New
         York 10022

Designated Filer: Trinad Capital L.P.

Date of Event Requiring Statement: January 18, 2005

Signature:    Robert Ellin

              By: /s/ Robert Ellin
                 --------------------
              Name   Robert Ellin
              Title: General Partner, Trinad Capital L.P.